SOCIETY PASS (SOPA) COMPLETES ACQUISITION OF PUSHKART.PH EXPANDING SOUTHEAST ASIA FOOTPRINT

Singapore, Feb. 14, 2022 (GLOBE NEWSWIRE) -- Society Pass Incorporated (Nasdaq: SOPA) (“SoPa” or the “Company”), a leading Southeast Asian data-driven loyalty platform, today announced that it has acquired Pushkart.ph, a leading online grocery delivery service in Philippines. As a result of the acquisition, Pushkart.ph becomes a wholly owned subsidiary of SoPa. The move kicks-off SoPa’s expansion into the Philippines market. Leveraging on SoPa’s capital, Pushkart.ph will focus on dramatically increasing on-demand grocery shopping services to more consumers and more retailers initially to Metro Manila and then to all of Philippines, while empowering grocery stores and restaurants to transform business models and further tap into online markets.

The announcement comes at a time of accelerated rapid growth for delivery services in Philippines, with the internet economy expected to increase 24% from US$17 billion in 2021 to US$40 billion in 2025. Pushkart.ph is one of Philippines’ fastest growing e-commerce platforms, with a customer base of over 125,000 registered users, over 35,000 social media followers, and more than 20,000 mobile app downloads.

Commenting on this strategic step, Dennis Nguyen, Society Pass Founder, Chairman and Chief Executive Officer, said, “We are excited to combine the robust technology, retail and operational prowess of a high-performance brand like Pushkart.ph with our brand building experience. As the Phillipine consumer faces tremendous challenges with traditional brick and mortar shopping due to a plethora of hurdles including excessive wait times in traffic/ public transport, SoPa aims to provide viable solutions by providing impetus to the growing e-commerce industry in the country. Given the immense potential of the Philippines market, we are very excited about the opportunities that this acquisition will bring in the upcoming months. In addition, as Philippines is a cornerstone of SoPa’s VIP (Vietnam, Indonesia, and Philippines) acquisition strategy, I expect to acquire a number of market leading companies in Philippines over the next few months.”

“We are very excited to announce our acquisition by Society Pass; this partnership provides us the opportunity to not only grow our presence in Philippines but further our lead in the grocery delivery business. We are excited to join the larger SoPa ecosystem which will enable us to harness its integrated marketing and technology proposition while also strengthening our collective senior management resources. We foresee that this will lead to immediate returns in terms of cost optimization and increased revenue generation. With the capital provided by SoPa, Pushkart.ph will now be empowered to provide enhanced end to end solutions to our customers and ensure an amplified market presence,” said Michael Lim, CEO of Pushkart.ph.

Society Pass is leveraging technology to provide a more personalized experience for customers in the purchase journey, to help transform the entire retail value chain in SEA. Through the acquisition of market-leading companies and partnership with visionary entrepreneurs in five distinct verticals: loyalty, lifestyle, travel, food & beverage and merchant software, the company expects to meet the region’s growing demand for better and more convenient services. The acquisition is in line with SoPa’s core vertical focus and facilitates proliferation of its growth in Philippines while increasing consumer opportunities and delivering enhanced value. This move will also help tap the increasing digital penetration in the online grocery shopping space in the Philippines market.

The offering of this acquisition is of immense consequence to the end user with SoPa’s aggressive new plans for Pushkart.ph which include adding more hubs in key cities and regions and increasing its manpower. SoPa aims to expand Pushkart.ph’s technology offering, phenomenally increasing registered users to more than double to over 300,000, and driving app downloads to over 150,000 in 2022. Philippine consumers will be able to use Pushkart.ph app across 19 cities in Metro Manila with a guaranteed next day delivery service.

About Society Pass

SoPa’s customer loyalty and analytics platform has onboarded hundreds of thousands of registered consumers. SoPa provides merchants with SoPa.asia – an online commerce platform for users, alongside with #HOTTAB Biz – a convenient order management app for business partners on SoPa.asia, and #HOTTAB POS – a specialized POS technology solution, a comprehensive system for payment, loyal customer management, user’s profile analytics, and convenient financial support packages for small and medium-sized enterprises. All tools offered above will allow businesses to attract and retain customers through personalized interaction based on analytics with a high profit margin. SoPa also operates www.leflair.com, Vietnam’s leading lifestyle e-commerce platform.

SoPa is a loyalty and data marketing ecosystem that operates multiple e-commerce and lifestyle platforms across its key markets. Its business model focuses on collecting user data through the expected circulation of its universal loyalty points. It seamlessly connects consumers and merchants across multiple product and service categories fostering organic loyalty. From its launch in 2019, SoPa has amassed over 1.5 million registered users and over 3,500 registered merchants and brands. It has since invested 2+ years building proprietary IT architecture with cutting edge components to effectively scale and support its Platform’s consumers, merchants, and acquisitions.

For more information, please check out: http://thesocietypass.com/

Forward-Looking Statements

The information contained herein may contain “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this press release relating to the view of management of the Company concerning its business strategy, future operating results and liquidity and capital resources outlook. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Contacts:

SoPa: Raynauld Liang, CFO

ray@thesocietypass.com

Investor Relations:

Jeff Ramson, CEO

PCG Advisory

jramson@pcgadvisory.com

(646) 863-6341